SUBADVISORY AGREEMENT

FRANKLIN ALTERNATIVE STRATEGIES FUNDS

on behalf of

FRANKLIN ALTERNATIVE STRATEGIES FUND

THIS SUBADYISORY AGREEMENT made as of February 24, 2026, by and between Franklin Advisers, Inc., a California corporation (hereinafter called "FAV"), and Birnam Oak Advisors, LP, a Delaware limited partnership (hereinafter called "Sub-Adviser").

WITNESSETH

WHEREAS, Franklin Alternative Strategies Fund (formerly K2 Alternative Strategies Fund, the "Fund"), a series of Franklin Alternative Strategies Funds (the "Trust"), is an investment company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Trust has retained FAV to render investment management services to the Trust, on behalf of the Fund, pursuant to an amended and restated investment management agreement between the Trust and K2/D&S Management Co., L.L.C. ("K2"), dated as of October I, 2017, as amended (as transferred by K2 to FAV effective on January I, 2026, pursuant to an Assignment and Assumption Agreement, the "Management Agreement");

WHEREAS, the Management Agreement provides that FAV may delegate any or all of its investment management services under the Management Agreement to one or more sub-advisers; and

WHEREAS, FAV desires to retain Sub-Adviser to render investment advisory services to the Fund pursuant to the terms and provisions of this Agreement, and Sub-Adviser is willing to furnish said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

I. Appointment of Sub-Adviser.

(a) FAV hereby appoints Sub-Adviser to act as a sub-adviser for the Fund, subject to the overall policies, direction and review of the Trust's Board of Trustees (the "Board") and to the instructions and supervision of FAV. Sub-Adviser shall manage the investment and reinvestment of the assets of the Fund in accordance with such investment strategies and within such guidelines and limitations as FAV and Sub-Adviser shall agree from time to time (the "Investment Strategy"). Sub-Adviser acknowledges and agrees that the various investment management services provided herein will apply to the portion of the Fund's assets allocated to Sub-Adviser by FAV, from time to time, which may consist of all, a portion or none of the Fund's assets (the "Sub-Advised Portion"). Sub-Adviser hereby accepts such appointment and agrees during such period, subject to oversight of the Board and FAV, to render the services and to assume the obligations set forth herein.

(b) The Sub-Adviser shall not be responsible for any aspect of the Fund's operations or its overall investment program other than the implementation of the Investment Strategy with respect to the Sub-Advised Portion unless expressly set forth herein.

2. Services to be Rendered by the Sub-Adviser.

(a) Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Sub-Advised Portion (the "Investment Program"), determining in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Sub-Advised Portion in a manner consistent with (i) the Investment Strategy, (ii) the investment policies and restrictions of the Fund as set forth in the Fund's prospectus (the "Prospectus") and statement of additional information ("SAI") included in the Trust's registration statement on Form N-IA under the 1940 Act, as may be amended or supplemented from time to time (together, the "Registration Statement"), (iii) the Trust's Agreement and Declaration of Trust and Bylaws, as each may be amended or supplemented from time to time (the "Trust Documents") and (iv) any written instructions or policies which the Board or PAV may deliver to the Sub-Adviser from time to time and the policies and procedures adopted by the Trust pursuant to Rule 38a-l of the 1940 Act that are applicable to the services provided by Sub-Adviser to the Fund (together, the "Policies"); provided that, notwithstanding any other provision of this Agreement, the Sub-Adviser shall not be in breach of this Agreement or liable for failing to comply with the Investment Strategy, the Prospectus, the SAI, the Registration Statement, the Trust Documents, the Policies or any supplements or amendments to any of the foregoing, unless Sub-Adviser has received such materials and sufficient notice of any changes thereto in writing to the extent any amendment or change thereto would impact the management of the Sub-Advised Portion or Sub-Adviser's compliance obligations under this Agreement. In the implementation of the Investment Program, the Sub-Adviser shall determine what investments shall be purchased, held, sold or exchanged by the Sub-Advised Portion and what portion, if any, of the assets of the Sub-Advised Portion shall be held in cash or cash equivalents. To the extent that the Investment Strategy contains explicit limitations or restrictions on investments to be made in the Sub-Advised Portion that differ from the restrictions or limitations in the Registration Statement, Sub-Adviser will comply with the provisions in the Investment Strategy.

In the performance of its duties, the Sub-Adviser shall comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), and the Commodity Exchange Act (the "CEA"), and the rules under each as applicable, (ii) the terms of this Agreement, (iii) the Investment Strategy and (iv) the Policies, all as may be amended or supplemented from time to time.

For the avoidance of doubt, with respect to the Sub-Adviser's compliance with the foregoing requirements as applied to the Sub-Advised Portion, the Sub-Adviser shall be entitled to treat the Sub-Advised Portion as constituting the entire portfolio of the Fund, other than as it pertains to leverage and other restrictions that FAV will look to comply with on a full Fund basis.

(b) Portfolio Transactions.

(i) To the extent that Sub-Adviser uses counterparties with respect to the Sub-Advised Portion for brokerage, futures and options clearing and ISDA purposes, Sub-Adviser shall use such counterparties under agreements set up by, and in the name of, the Trust or the Fund. Sub-Adviser shall not establish any brokerage, futures and options clearing or ISDA arrangements for the Sub-Advised Portion without the prior express written consent of PAV, and PAV will use commercially reasonably efforts to cause the Trust or the Fund to enter into agreements with counterparties that are reasonably requested by Sub-Adviser.

(ii) Sub-Adviser shall place orders for the execution of portfolio transactions for the Sub-Advised Portion with broker-dealers selected and engaged by Sub-Adviser. In selecting broker-dealers and the placement of orders for the purchase and sale of investments for the Sub-Advised Portion, the Sub-Adviser shall seek to obtain best execution taking into account such factors as it deems relevant. It is understood in accordance with Section 28(e) of the Securities Exchange Act of 1934 that Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or Sub-Adviser's overall responsibilities to Sub-Adviser's discretionary accounts.

(iii) On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may aggregate orders of the Fund and such other clients for the purchase or sale of such security or other investment to attempt to obtain more favorable execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that the Sub-Adviser considers to be fair and equitable over time (it being acknowledged that exact equality of treatment may not be possible in every circumstance).

(c) Board Reports. Sub-Adviser shall provide reports of its activities hereunder on behalf of the Sub-Advised Portion, all in such form and detail as reasonably requested by PAV and the Board. Sub-Adviser shall also make an investment officer available to attend such meetings of the Board as PAV or the Board may reasonably request.

(d) Proxy Voting. Sub-Adviser shall be required to vote all proxies, with respect to the Sub-Advised Portion, in accordance with Sub-Adviser's proxy voting policies and procedures, provided that FAV reserves the right to vote said proxies upon providing a written instruction to Sub-Adviser. Sub-Adviser shall make all proxy votes available to FAV upon its written request. If both Sub-Adviser and another entity managing assets of the Fund have invested the Fund's assets in the same security, Sub-Adviser and such other entity will each have the power to vote its pro rata share of such security in accordance with its respective proxy voting policies and procedures. Sub-Adviser will establish a process for the timely distribution of Sub-Adviser's voting record with respect to the Fund's securities and other information necessary for the Fund to complete information required by applicable regulatory filings.

(e) Daily Trade Reporting. In connection with any purchase or sale of securities or other financial instruments for the Sub-Advised Portion, the Sub-Adviser shall arrange for the transmission to the custodian for the Fund (the "Custodian") and other service providers of the Fund on a daily basis such confirmation, trade tickets, and other information reasonably requested by the Custodian to enable the Custodian to perform its custodial, administrative and record-keeping responsibilities with respect to the Fund. Copies of such confirmations, trade tickets, and other information shall be concurrently provided to the Fund's administrator or its designee (the "Administrator").

(f) Monitoring of the Sub-Advised Portion. Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings of the Sub-Advised Portion to ensure compliance with the Investment Strategy, Prospectus, SAI, Registration Statement, Policies and applicable law. Sub-Adviser shall advise FAV promptly in the event it becomes aware of any material non-compliance with any of the above with respect to the Sub-Advised Portion. To the extent that the Investment Strategy contains explicit limitations or restrictions on investments to be made in the Sub-Advised Portion that differ from the restrictions or limitations in the Registration Statement, Sub-Adviser will comply with the provisions in the Investment Strategy.

(g) Valuation of Sub-Advised Portion. Sub-Adviser agrees to monitor investments held by the Sub-Advised Portion and to promptly notify PAV if it becomes aware of any "significant events" that occur when the market is closed that Sub-Adviser believes will affect the value of such investments in any material respect. Sub-Adviser shall provide reasonable assistance to the Administrator and other applicable parties designated by the Administrator in determining the fair value of such assets subject to a "significant event" or any assets held in the Sub-Advised Portion for which market quotations are not readily available or for which PAV, the Administrator and the Board have otherwise determined to fair value.

(h) Review of Materials. Upon FAV's request and reasonable advance notice, Sub-Adviser shall review and comment on selected portions of the Registration Statement, other offering documents and marketing materials prepared by PAV (or its affiliates) for the Fund that relate to Sub-Adviser and/or the Investment Strategy ("Sub-Adviser Information"). Sub-Adviser shall promptly notify PAV if any Sub-Adviser Information to be included in the Registration Statement or other offering documents or marketing materials and provided to Sub-Adviser for review is (or will become) inaccurate or incomplete in any material respect. No Sub-Adviser Information shall be included in the Registration Statement or any other offering documents or marketing materials prepared by FAV (or its affiliates) for the Fund that has not been reviewed and approved for such use in advance by the Sub-Adviser.

(i) Delegation. Sub-Adviser may not delegate to one or more entities any of the investment advisory services for which Sub-Adviser is responsible under this Agreement without the prior consent and approval of FAV and the Board. In the event that Sub-Adviser requests, and FAV and the Board consent to, any such delegation, Sub-Adviser will be responsible for the compensation, if any, of any such entities for such services, will continue to have responsibility and liability for all such services required to be provided under this Agreement and will supervise each delegate in its performance of its services for the Fund with a view to preventing violations of the federal securities laws.

U) Independent Contractor. 11,e Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust, the Fund or FAV in any way, including in any litigation or administrative proceeding involving the Fund or any security or investment held by the Fund, or otherwise be deemed an agent of the Trust, the Fund or FAV, except as expressly authorized in this Agreement or another writing by the Trust, the Fund or FAV.

(k) Legal Proceedings. The Sub-Adviser shall not act for, represent, or purport to bind the Trust, the Fund, or FAV in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund, including, without limitation class action lawsuits, regulatory or governmental victin1 funds, and bankruptcy proceedings. The Sub-Adviser does, however, agree that it will promptly notify FAV if Sub-Adviser becomes aware of any legal matters affecting the Fund or any security or investment currently or formerly held by the Fund in the Sub-Advised Portion, that Sub-Adviser reasonably believes the Fund and FAV should consider pursuing ("Legal Matters"). Sub-Adviser agrees to provide reasonable cooperation and assistance to FAV regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Fund and/or FAV may reasonably request; provided, that FAV or the Fund shall pay (or reimburse Sub-Adviser) for any costs and expenses reasonably incurred by Sub-Adviser in connection with such cooperation and assistance.

1. Expenses. During the term of this Agreement, Sub-Adviser shall bear its own overhead expenses incurred in connection with providing advisory services under this Agreement. The Fund and FAV will be responsible for all of their respective expenses including, but not limited to, the cost of financial instruments (including brokerage commissions, if any) acquired and disposed for the Sub-Advised Portion. Notwithstanding the foregoing, certain expenses incurred by the Sub-Adviser that relate to the use of outside experts for post-investment decision activities ("Post-Investment Decision Expenses") will be reimbursed to the Sub-Adviser by the Fund. Post-Investment Decision Expenses subject to rein1bursement include, but are not limited to, closing costs, legal or administrative costs incurred in the acquisition or disposition of a particular security or financial instrument, due diligence expenses and expenses in connection with actions taken to protect or enhance specific investment positions. To the extent Post-Investment Decision Expenses are incurred by the Sub-Adviser on behalf of multiple clients making the same investment, the Sub-Adviser shall only allocate a pro rata portion of such expenses to the Fund. The Sub-Adviser shall provide documentation in reasonable form to FAV or the Fund to substantiate any Post-Investment Decision Expenses for which it is seeking rein1bursement. Upon reasonable request, and subject to confidentiality obligations and certain other considerations, including those relating to the receipt and dissemination of material non-public information, the Sub-Adviser shall provide certifications to FAV or the Fund related to the source and allocation of Post-Investment Decision Expenses to its clients including the Fund that participated in the investment for which such expenses are incurred. For the avoidance of doubt, expenses related to pre-investment decision due diligence are considered research and not subject to reimbursement by the Fund.

3. Books and Records; Notices of Events.

(a) Books and Records. In compliance with the requirements of Rules 3la-1, 3 la-2 and 3 la-3 under the 1940 Act, Sub-Adviser hereby agrees to maintain separate detailed records relating to its services under this Agreement and the Sub-Advised Portion as are required by Rule 3 la-1 and that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request; provided, that Sub-Adviser may retain copies of any and all such records in order to comply with its own record retention policies and any legal or regulatory requirements applicable to Sub-Adviser. Sub-Adviser further agrees to preserve for the periods and in the place prescribed by the Rules under the 1940 Act the records required to be maintained thereunder.

(b) Notice of Certain Events. Sub-Adviser will promptly notify FAV in writing of the occurrence of any of the following events:

(i) Sub-Adviser ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(ii) the occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or any formal actions, suits or proceedings (excluding routine regulatory audits, general information requests, industry "sweeps" or comparable communications or proceedings) (a "Proceeding") involving the affairs of the Fund or Sub-Adviser's management of the Sub-Advised Portion unless (A) Sub-Adviser reasonably determines such Proceeding is not likely to have a material adverse effect on the business, operations or financial condition of Sub-Adviser or the Fund and/or

(B) Sub-Adviser is subject to a legal or regulatory requirement or request not to disclose the Proceeding until it is completed;

(iii) any change in control or management of Sub-Adviser that would constitute an "assignment" within the meaning of the 1940 Act;

(iv) any changes in the key persom1el, as reasonably determined and designated as such by Sub-Adviser, who are the portfolio managers responsible for the management of the Sub-Advised Portion prior to such change if practicable; and

(v) upon Sub-Adviser becoming aware that it is, or likely may become, subject to any statutory disqualification pursuant to Section 9 of the 1940 Act or any other event otherwise that prevents Sub-Adviser from performing its duties pursuant to this Agreement.

(c) Compliance Notices. Throughout the term of this Agreement, Sub-Adviser shall submit to FAV: (a) any material changes to Sub-Adviser's written policies and procedures ("Compliance Policies") as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-l under the 1940 Act that relate to the services provided by Sub-Adviser to the Fund, (b) notification of regulatory examinations of Sub-Adviser that result in the identification of any material compliance deficiencies that could reasonably be expected to have a material adverse effect on Sub-Advisers ability to perform its obligations hereunder, and (c) notification of any material compliance matter that relates to the services provided by Sub-Adviser to the Fund including but not limited to any material violation of the Compliance Policies or of the code of ethics of Sub-Adviser. Throughout the term of this Agreement, Sub-Adviser shall provide FAV with any certifications reasonably requested by FAV from time to time, and any information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by FAV) that FAV may reasonably request, to enable the Fund to comply with Rule 38a- l under the 1940 Act.

(d) Documents. Prior to the execution of this Agreement, FAV has furnished to Sub-Adviser, copies (and any amendments thereto) of the Trust's Certificate of Trust, Agreement and Declaration of

Trust, and Bylaws; the Registration Statement, the Prospectus and SAI; the Management Agreement; and the Policies, and will furnish Sub-Adviser with any supplements, amendments or updates to any of the foregoing; provided, that FAV will notify and consult in good faith with Sub-Adviser regarding any material changes to any of the foregoing materials prior to such changes taking effect (it being acknowledged and agreed that Sub-Adviser may not be able to comply with any such material changes without sufficient advance notice).

4. Compensation.

(a) In consideration of the provision of its services hereunder, the Sub-Adviser shall be entitled to receive, and FAV shall pay to the Sub-Adviser, a monthly fee as set forth in Exhibit A attached hereto.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for that month according to the proportion of the number of calendar days in the month during which the Agreement is in effect with respect to the total number of calendar days in the month. The prorated monthly fee shall be payable within 1S calendar days after the date of termination.

S. Representations, Warranties and Covenants.

(a) Sub-Adviser. Sub-Adviser represents and warrants to FAV that:

(i) the retention of Sub-Adviser by FAV as contemplated by this Agreement is permitted under Sub-Adviser's governing documents;

(ii) the execution, delivery and performance of this Agreement do not violate any obligation by which Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise;

(iii) this Agreement has been duly authorized by appropriate action of Sub-Adviser and when executed and delivered by Sub-Adviser will be a legal, valid and binding obligation of Sub-Adviser;

(iv) Sub-Adviser is registered as an investment adviser under the Advisers Act and is duly registered and/or licensed with all other regulatory bodies necessary to perform its obligations under this Agreement;

(v) Sub-Adviser is exempt from registration as a commodity trading advisor under the Commodity Exchange Act pursuant to U.S. Commodity Futures Trading Commission ("CFTC") Rule 4.14(a)(I0) and it will remain through the term of this Agreement in compliance with the terms and conditions of such exemption or will become registered as a commodity trading advisor; and

(vi) Sub-Adviser is not prohibited by the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement.

(b) FAV. FAV represents and warrants to the Sub-Adviser that:

(i) the retention of the Suh-Adviser by FAV as contemplated hy this Agreement is authorized by the governing documents of FAV and the Management Agreement;

(ii) the execution, delivery and performance of this Agreement do not violate any obligation by which FAV or its property is bound, whether arising by contract, operation of law or otherwise;

(iii) this Agreement has been duly authorized by appropriate action of FAV and when executed and delivered by FAV will be a legal, valid and binding obligation of FAV, enforceable against FAV in accordance with its terms;

1940 Act;

the Fund is an investment company duly registered with the SEC pursuant to the

(v) FAV is registered as an investment adviser under the Advisers Act and is duly registered and/or licensed with all other regulatory bodies necessary to perform its obligations to the Fund under the Management Agreement;

(vi) Sub-Adviser has made no representation or warranty regarding the performance of the Sub-Advised Portion; and

(vii) FAV has received a copy of Sub-Adviser's Form ADV (Parts I and 2) at least 48 hours prior to the execution of this Agreement.

6. Liability; Indemnification.

(a) Liability. Neither Sub-Adviser nor any of its directors, officers or employees shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by FAV to provide investment management services to the Fund, provided that nothing herein shall be construed to protect the Sub-Adviser or any director, officer or employee of Sub-Adviser in the event of (i) Sub-Adviser's material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) in any Sub-Adviser Information contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials to the extent that such Sub-Adviser Information was reviewed and approved for inclusion in such materials in advance by Sub-Adviser.

Notwithstanding the foregoing, Sub-Adviser shall not be responsible or liable for: (i) any acts taken or omitted by Sub-Adviser that comply with any instructions or directions given to it by FAV; or (ii) any acts or omissions of any other service provider, agent, or adviser to the Fund or the Trust, or sub-adviser to the Fund or the Trust with respect to any portion of the assets of the Fund or the Trust not managed by Sub-Adviser.

(b) Indemnification. Sub-Adviser agrees to indemnify and hold harmless the Fund, FAV and each of its affiliates, officers, directors, trustees, and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to (i) Sub-Adviser's material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) in any Sub-Adviser Information contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials to the extent that such Sub-Adviser Information was reviewed and approved for inclusion in such materials in advance by Sub-Adviser, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party in connection with such liability.

(c) Liability. Neither FAV (including its directors, officers and employees) nor the Fund shall be subject to liability to the Sub-Adviser for any error of judgment or mistake of law by FAV, pertaining to the Fund, provided that nothing herein shall be construed to protect FAV (including its directors, officers and employees) or the Fund in the event of (i) FAV's material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder or under the Management Agreement between FAV and the Fund or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement relates to Sub-Adviser Information reviewed and approved for such use in advance by Sub-Adviser.

(d) Indemnification. FAV and the Fund agree to indemnify and hold harmless the Sub-Adviser and each of its affiliates, officers, partners, and employees (each a "Sub-Adviser Indemnified Party") against, all losses, damages, costs and expenses incurred by a Sub-Adviser Indemnified Party with respect to (i) FAV's material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or under the Management Agreement between FAV and the Fund or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser unless such statement relates to Sub-Adviser Information reviewed and approved for such use in advance by Sub-Adviser, together with all legal and other expenses reasonably incurred by any such Sub-Adviser Indemnified Party in connection with such liability.

(e) No provision of this Agreement shall be construed to protect any director or officer of FAV or Sub-Adviser, from liability in violation of Sections J7(h) or (i) of the 1940 Act.

7. Confidentiality.

(a) Sub-Adviser will treat confidentially and as proprietary information all records and other information relating to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Notwithstanding the foregoing, the parties agree that Sub-Adviser may use and disclose information and records pertaining to the Fund for the following purposes:

(i) marketing the Sub-Adviser's services and investment track record (subject to Section 11 below), (ii) complying with requests from regulators, and (iii) obtaining legal, compliance, accounting and other advice and services from the Sub-Adviser's service providers that are subject to a fiduciary or contractual obligation of confidentiality to Sub-Advisor.

(b) FAV will treat (and will use commercially reasonable efforts to cause the Fund and its service provides to treat) confidentially and as proprietary information all records and other information relating to the Sub-Adviser, the Investment Strategy and the Sub-Advised Portion, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Sub-Adviser, which approval shall not be unreasonably withheld and may not be withheld where FAV or the Fund may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Sub-Adviser.

8.

9. Other Accounts.

(a)

(b) It is understood that the services provided by Sub-Adviser pursuant to this Agreement are not to be deemed exclusive. FAV acknowledges that Sub-Adviser may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for other individuals or entities, including private investment funds, managed accounts and other investment companies registered pursuant to the 1940 Act ("Clients"), which may invest in the same type of securities as the Fund. FAV agrees that Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Sub-Advised Portion. Except to the extent necessary to perform its obligations under this Agreement, Sub-Adviser shall not be required to devote any minimum amount of time or attention to the management of the Sub-Advised Portion.

(c) Sub-Adviser may not consult with any other sub-advisers for the Fund or other series of the Trust about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund or the Trust. Nothing in this Agreement shall be construed to prevent Sub-Adviser from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

10. Term; Termination.

(a) This Agreement shall be effective as of the date given above and shall continue in effect for two (2) years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

(b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without payment of any penalty, (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), upon sixty (60) days' written notice to FAV and Sub-Adviser, (ii) by FAV or Sub-Adviser upon at least sixty (60) days' written notice to the other party, (iii) by FAV or the Fund upon a material breach by Sub-Adviser of any of Sub-Adviser's obligations or representations under this Agreement if such breach is not corrected within five (5) business days after notice thereof by FAV or the Fund, (iv) by Sub-Adviser upon a material breach (including to pay Management Fees when due) by FAV or the Fund of any of their obligations or representations under this Agreement if such breach is not corrected within five (5) business days after notice thereof by Sub-Adviser; and (v) by Sub-Adviser upon any material change to the Prospectus, SAI, Registration or Policies to which Sub-Adviser did not consent in writing and constitutes a material change to the Investment Strategy or Sub-Adviser's compliance obligations.

(c) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Agreement between FAV and the Fund.

(d) In the event that there is a proposed reorganization or change in control of the Sub-Adviser that, in Trust counsel's judgment, would act to automatically terminate this Agreement pursuant to Section I0(c), the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of printing and mailing) associated with the preparation of a proxy statement or information statement, as may be needed, related to the continuation or replacement of this Agreement with Sub-Adviser.

10. Use of Name in Marketing Materials. During the term of this Agreement, FAV or its affiliates shall have permission to use Sub-Adviser's name in the marketing of the Fund, and agrees to furnish Sub-Adviser at the address reflected in Section 12 hereunder all prospectuses, proxy statements, information statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to Sub-Adviser in any way. The Sub-Adviser shall provide prior written notice to FAV and the Fund of any proposed change in the Sub-Adviser's name. During the term of this Agreement, Sub-Adviser may not use the name of the Fund, FAV or any of their affiliates in any marketing or advertising material unless otherwise expressly authorized in advance and in writing by FAV; provided, that Sub-Adviser may identify the Fund as a client of Sub-Adviser.

11. Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery or e-mail (confirmed by telephone); notice is effective when received. Notice shall be given to the parties at the following addresses:

FAV: Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94403 Attn: Legal Department

Sub-Adviser: Birnam Oak Advisors, LP

520 Madison Avenue, Suite 2104 New York, NY l 0022

Attn: Erin C. Ross, General Counsel

Email: eross@Birnam-oak.com, copy to cdelong@birnam-oak.com Phone: 212-970-5802

Fund: Franklin Alternative Strategies Fund

One Franklin Parkway

San Mateo, California 94403 Attn: Legal

Department Email:

Phone:

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America, without regard to conflicts of law principles and in accordance with the 1940 Act. In case of any conflict, the 1940 Act shall control.

14. Acknowledgment. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Trust's liability as set forth in its Amended and Restated Agreement and Declaration of Trust, as amended from time to time. Sub-Adviser agrees that the Trust's obligations hereunder shall be limited to the assets of the Fund, and that Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

15. Headings; References. Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement. Unless the context othe1wise requires, any reference to a Section herein shall be deemed to be a reference to a Section of this Agreement.

16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Amendments. This Agreement may be amended by mutual written consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not "interested persons" of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

[Signature page follows.]

IN WI1NESS WHEREOF, the parities hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:/s/ Ed McGraw

Name: Ed McGraw

Title: Head of Investment & Client Operations

BIRNAM OAK ADVISORS, LP

By: /s/ Christopher Delong

Name: Christopher Delong

Title: CEO and Portfolio Manager

Franklin Alternative Strategies Funds, on behalf of Franklin Alternative Strategies Fund, hereby acknowledges and agrees to the provision of Sections 3 and 7 of this Agreement.

FRANKLIN ALTERNATIVE STRATEGIES FUNDS,

on behalf of FRANKLIN ALTERNATIVE STRATEGIES FUND

By:/s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President

Exhibit A Fee Schedule

FAV shall pay a monthly fee in cash to the Sub-Advisor calculated daily at an annual rate of 1.00% of the value of the Sub-Advised Portion's net assets as compensation for the services rendered and obligations assumed by the Sub-Advisor during the preceding month. The sub-advisory fee under this Agreement shall be payable on the fifteenth (15th) calendar day of each month following the effective date of this Agreement and shall be reduced by the amount of any advance payments made by FAV relating to the previous month. The fee may be varied from time to time with the written agreement of the parties.

No fee shall be payable by FAV to the Sub-Adviser under this Agreement unless, and only to the extent that, FAV has received an equivalent payment from the Fund in relation to its management and advisory services for the relevant period.